tEB o � 2014 MR MICHELLE MARICHAL O'NEILL & BORGES AMERICAN INTERNATIONAL PLAZA 250 MUNOZ RIVERA AVENUE SUITE 800 SAN JUAN PR 00918-1813 Dear Mr. Marichal: BD CARIBE LTD. SAVINGS INCENTIVE PLAN (SIP) FOR EMPLOYEES OF BECTON DICKINSON CARIBE LTD. (FORMERLY BECTON, DICKINSON AND COMPANY GLOBAL INVESTMENT PROGRAM) Control No. : 13-720 In regard to your letter of November 16, 2012, you are informed that this Department has no objection to the First Amendment made to the referred pension plan. Effective on April 1, 2009, the plan is amended among other things, to change the plan name to reflect the changes in the name of the company, and to modify certain plan provisions regarding the administration and investment of the trust fund. Such amendments will not affect in any way the ruling issued on behalf of the aforesaid plan on April 27, 1997. No opinion is expressed as to the tax treatment of the above transactions under any other provision of the Code and the Regulations that may also be applicable thereto, or to the tax treatment of any condition existing at the time of the transactions, or any effect resulting therefrom, that is not specifically covered by this ruling. The opinion expressed herein shall be valid only upon the continued existence of the facts as submitted for our consideration. Cordially, bf: tk� {hll,� Ana P. Matos Dfaz, Acting Director Tax Assistance and Especialized Consultation Bureau EXHIBIT 5